Exhibit 4.02

  THESE SECURITIES HAVE NOT BEEN REGISTERED WITH
     THE UNITED STATES SECURITIES AND EXCHANGE
COMMISSION OR
     ANY STATE BECAUSE THEY ARE BELIEVED TO BE
    EXEMPT FROM REGISTRATION UNDER REGULATIONS
   PROMULGATED UNDER THE SECURITIES ACT OF 1933,
 AS AMENDED (THE "ACT") THE SECURITIES MAY NOT BE
RESOLD
 OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT
     PURSUANT TO REGISTRATION OR AN EXEMPTION
THEREFROM.

No.  ______                             US$_______

          NATIONAL AFFILIATED CORPORATION

 12% CONVERTIBLE DEBENTURE DUE SEPTEMBER 18, 1998

     THIS DEBENTURE is one of a duly authorized issue of Debentures of NATIONAL AFFILIATED CORPORATION, a corporation duly organized and existing under the laws of the State of Louisiana (the "Company"), designated as its 12% CONVERTIBLE DEBENTURE due
September 18, 1998 in an aggregate principal amount not exceeding Three Hundred Sixty Thousand ($360,000) US Dollars which Debentures are being purchased at (83.34%) percent of the face amount of such Debentures.

     FOR VALUE RECEIVED, the Company promises to pay to the order of ________________________, the registered holder hereof (the
"Holder"), the principal sum of ____________________________
($_______) US Dollars on September 18, 1998 (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time monthly in advance at the rate of 12% per annum, computed on the basis of the actual number od days elapsed in a 365 day year. First quarter interest shall be payable upon closing in stock calculated at the five day average lower bid price prior to conversion. Accrual of interest shall commence on the date hereof until payment in full of the principal sum has been made or duly provided for. All accrued and unpaid interest shall bear interest at the same rate from and after the due date of the interest payment until so paid. The interest so payable, less any amounts required by law to be deducted or withheld, will be paid on the Maturity Date or, if earlier, on each conversion Date, to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register') on the Conversion Date or tenth day prior to the Maturity Date, as the case may be, in accordance with the terms and conditions of the Regulation S Subscription Agreement executed by the original Holder in connection with the purchase of this Debenture (the "Subscription
Agreement"). The principal of, and interest on, this Debenture are, at holder's option, payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or paid in shares of common stock valued at 80% of the five days average lower bid price prior to the date of the execution of this agreement or 75% of the five day average lower bid price prior to conversion or 75% of the lower bid price the day prior to conversion, whichever is lower. Notice of conversion shall be given to the Issuer in writing by facsimile at any time 41 days after the date of close. The forwarding of the Company's check shall, subject to collection, constitute a payment of interest and principal hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such check.

     This Debenture is subject to the following additional provisions:

      1.Debentures are issuable in denominations of Fifty Thousand ($50,000.00) US Dollars and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for such registration or transfer or exchange.

      2.The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments.

      3.This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act'). Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

       4.a)The Holder of this Debenture shall, at any time during the period commencing on and after October 29, 1997 convert up to One
Hundred Percent (100%) of the principal face amount of this Debenture then outstanding (in increments of not less than Fifty Thousand Dollars) into shares of common stock, no par value, (the "Common Stock") of the Company, without restrictive legend and free trading on the books of the issuer, at a conversion price for each share of Common Stock equal to 80% of the five days average lower bid price prior to the date of the execution of this agreement or 75% of the five day average lower bid price prior to conversion or 75% of the lower bid price the day prior to conversion, whichever is lower. Notice of conversion shall be given to the issuer in writing at any time 41 days after the date of close. Such conversion shall be effectuated by surrendering the Debentures to be converted to the Company with the form of conversion notice attached hereto as Exhibit A, executed by the Holder of the Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof. The amount interest as of the Conversion Date shall be subject to reconciliation, at holder's option, in shares of Common Stock at the Market Price at a conversion price for each share of Common Stock equal to 80% of the five days average lower bid price prior to the date of the execution of this agreement or 75% of the five day average lower bid price prior to conversion or 75% of the lower bid price the day prior to conversion, whichever is lower, whichever is lower as reported by NASD trading symbol ("NAAC"). No fraction of shares of the Common Stock or script representing fractions of shares will be issued on conversion, but the number of shares of the Common Stock issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed, to the Company, or if earlier the date set forth in such notice of conversion if the Debenture is received by the Company within three business days thereafter. Such date is referred to herein as the "Conversion Date". Facsimile delivery of the conversion notice shall be accepted by the Company. Certificates representing Common Stock upon conversion will be delivered to the Holder within five (5) business days from the date the notice of conversion is delivered to the Company.

      (b)At any time within ninety (90) days the Company shall have the option to pay to the Holder 120% of the principal amount of the Debenture, in full, to the extent conversion has not occurred pursuant to paragraph 4(a) herein, or pay upon maturity if the Debenture is not converted, the Company shall give the Holder 5 days written notice and the Holder shall have the option to convert the Debenture or any part thereof into shares of Common Stock at a conversion price equal to 80% of the average of the closing bid price of the Common Stock for the 5 consecutive trading days prior to the date of such conversion or accept the cash repayment. Any shares issued pursuant to the options shall be issued pursuant to Regulation S or a Registration Statement.

      5.Any of the following shall constitute an "Event of Default":

     a. The Company shall default in payment of principal or interest on this Debenture as and when the same shall be due and payable and such default shall continue for five (5) business days after the due date thereof; or

     b. Any of the representations or warranties made by the Company herein, in the Subscription Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Subscription
          Agreement shall be false or misleading in any material respect at the time made; or

     c. The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture or the Subscription Agreement and such failure shall continue uncured for a period of five (5) business days after the first date on which such failure arises it being understood that in the case of defaults which cannot reasonably be cured within a 3-day period no grace period shall be necessary as a precondition to the failure to perform such covenant constituting an Event of Default; or

     d. The Company shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

     e. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

     f. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceeding or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

     g. The Company shall have its Common Stock delisted from the NASD or suspended from trading thereon, and shall not have its Common Stock relisted or have such suspension lifted, as the case may be, within seven (7) days; or

     h. The Company shall default on the payment of any material indebtedness for borrowed money beyond any applicable grade period; or

     i. Any judgment, levy or attachment shall be rendered against the Company or any of its assets or properties in an amount in excess of Ten Thousand ($10,000)
          USD and such judgment, levy or attachment shall not be dismissed, stayed, bonded or discharged within thirty (30) days of the date of carry thereof; or

     j. The Company shall be party to any merger or consolidation or shall dispose of all substantially all of its assets in one or more transactions or shall redeem more than a minimal amount of its outstanding share of capital stock.

Upon the occurrence of any Event of Default or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent Event of Default) at the option of the Holder and in the Holder's sole discretion, the Holder may, upon written notice to the Company, consider this Debenture immediately due and payable in an amount equal to the product of (x) the number of shares of Common Stock into which this Debenture is then convertible and (y) the low bid price of the Common Stock as reported on the NASD trading symbol ("NAAC") on the date notice of the occurrence of such Event of Default is given to the Company, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holders' rights or remedies afforded by law.

      6.No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditioned, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company. This Debenture ranks equally with all other Debentures now or hereafter issued under the terms set forth herein.

      7.In the event that the Issuer fails to convert to Common Stock within five (5) days of receipt of the properly executed Notice of Conversion as provided for in Exhibit A, or is late in delivery of the Common Stock, the Issuer shall be deemed to be in default and shall pay to Holder a monthly penalty of three (3%) percent discount of the stated value of the shares. Such penalty shall be calculated upon conversion by Holder to equate to a further discount of three (3% percent per month.

      8.No recourse shall be had for the payment of the principal of, or interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

      9.This Debenture shall be governed by and construed in accordance with the laws of the State of New York without regard to the choice of law provisions thereof and the parties hereto submit to the jurisdiction of New York for purposes of this Debenture.

      10.Upon receipt of the Notice of Conversion, the Issuer shall immediately forward, by overnight courier, to the transfer agent such Conversion Notice together with a letter authorizing the transfer agent to accept an opinion by legal counsel in connection with the issuance of the shares.

      11.The Company hereby agrees that except for the transactions as set out in the Subscription Agreement signed between the parties that it will not enter into any additional Regulation S transaction with any other party for a period of Ninety (90) Days after the conclusion of the last tranche provided for in the Subscription Agreement previously mentioned.

      12.The ___________ agrees that upon receipt of a Notice of Conversion from the Purchaser, it shall forward to the transfer agent, by overnight courier, such Conversion Notice together with a letter authorizing the transfer agent to accept a legal opinion letter in connection with the issuance of the shares.

      13.Failure by the __________ to comply with the terms and provisions herein, as well as a failure to convert upon receipt of a Notice of Conversion from the Purchaser shall be deemed a default herein and ___________ shall bear any and all costs, including attorney fees, to the Purchaser incurred in seeking enforcement of the provisions and conversion contemplated herein.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by __ officer ___________ duly authorized.

     NATIONAL AFFILIATED CORP.

     By:

   Dated: